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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

        We consent to the use of our report as it relates to Liberty Splitco, Inc. (the Company), dated March 15, 2011, with respect to the combined balance sheets of the Company as of December 31, 2010 and 2009, and the related combined statements of operations, comprehensive earnings, cash flows, and parent's investment for each of the years in the three-year period ended December 31, 2010, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

                      /s/ KPMG LLP

Denver, Colorado
March 15, 2011

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Consent of Independent Registered Public Accounting Firm